EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Smithfield Foods, Inc. 1998 Stock Incentive Plan of our report dated June 3, 2003, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in its Annual Report (Form 10-K) for the year ended April 27, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Richmond, Virginia

September 2, 2003